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                                                                      Exhibit 15

                                                                 ARTHUR ANDERSEN

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Education Management Corporation and Subsidiaries:

We have reviewed the accompanying condensed consolidated balance sheets of Education Management Corporation (a Pennsylvania corporation) and Subsidiaries as of March 31, 2001 and 2000, the related condensed consolidated statements of income for the three and nine-month periods ended March 31, 2001 and 2000 and the condensed consolidated statements of cash flows for the nine-month periods ended March 31, 2001 and 2000. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

We have previously audited, in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet of Education Management Corporation and Subsidiaries as of June 30, 2000 (not presented herein), and, in our report dated July 27, 2000, we expressed an unqualified opinion on that statement. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of June 30, 2000 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                                                   /s/ ARTHUR ANDERSEN LLP

Pittsburgh, Pennsylvania,
  April 20, 2001